Exhibit 99.2

FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces

Share Purchase Agreement to Sell

Interests in Venezuela

HOUSTON, December 16, 2013. Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that it and its wholly-owned subsidiary, HNR Energia B.V. (HNR Energia), have entered into a Share Purchase Agreement with Petroandina Resources Corporation N.V. (Buyer) and Pluspetrol Resources Corporation B.V. (Pluspetrol) to sell, in two separate transactions, all of the Company’s interests in Venezuela, for an aggregate of $400.0 million in cash. The Buyer will purchase Harvest’s 32% interest in Petrodelta, S.A. by purchasing HNR Energia’s 80% interest in Harvest-Vinccler Dutch Holding B.V. (Harvest Vinccler) in two transactions of 29% and 51%, respectively. Harvest Vinccler owns, indirectly through wholly-owned subsidiaries, a 40% interest in Petrodelta, S.A.

HNR Energia and Buyer closed the first transaction today for a cash purchase price of $125 million. The closing of the second transaction for a cash purchase price of $275 million is subject to, among other things, approval by the holders of a majority of the Company’s common stock and the Government of the Bolivarian Republic of Venezuela.

Net proceeds after taxes and transaction-related costs from the two transactions are estimated to be approximately $122 million and $208 million, respectively. Proceeds from the first transaction will be used to pay Harvest’s long-term debt with the remaining proceeds used for working capital.

James A. Edmiston, President and CEO of Harvest, said, “Closing of the first transaction is a major step forward for the Company as it sets a clear path for our amicable exit from our Venezuelan business while at the same time allowing us to redeem our outstanding debt and providing the required liquidity for us to continue our efforts to unlock the value of the assets of Harvest for the benefit of our shareholders.”

Edmiston continued, “With respect to timing, we expect to file our proxy statement for the second transaction before the end of January and obtain shareholder approval in the first quarter of 2014. Subject to Venezuelan government approval, we envision the closing of the second transaction around mid-year. In the interim, we welcome Pluspetrol as a new shareholder in Harvest-Vinccler and look forward to working with them to both grow Petrodelta and close the second transaction.”

In connection with the transactions with Pluspetrol, the board of directors of Harvest received a fairness opinion from BofA Merrill Lynch. In addition, the Company was advised by law firms Norton Rose Fulbright, Baker Botts L.L.P., and Baker McKenzie LLP.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, and China and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow, timing and certainty of future transactions and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2012 Annual Report on Form 10-K and other public filings.